Exhibit 5.1

To:

The board of directors of AUNA S.A. Société anonyme 46A, Avenue J.F. Kennedy, L-1855 Luxembourg (Grand Duchy of Luxembourg) R.C.S. Luxembourg B267590 (the Addressee)

Claire-Marie Darnand°

Avocat à la Cour

°Claire-Marie Darnand S.à r.l.

T +352 26 61 81

F +352 26 61 82

ClaireMarie.Darnand@Stibbe.com

Stibbe Avocats

6, rue Jean Monnet

L-2180 Luxembourg

Grand-Duché de Luxembourg

www.stibbe.com

Date              2024

Dear Sirs,

Re:	LUXEMBOURG EXHIBIT 5.1 OPINION - AUNA S.A.

1.	Introduction

We have acted as Luxembourg legal advisers to AUNA S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 46A, Avenue J.F. Kennedy, L-1855 Luxembourg (Grand Duchy of Luxembourg), and registered with the Luxembourg Register of Commerce and Companies (the RCS) under number B267590 (the Company) in relation to the filing of a registration statement on Form F-1, as amended (Registration No.             ) (the Registration Statement) filed with the US Securities and Exchange Commission on the date hereof for the purpose of the Unites States Securities Act of 1933, as amended, (the Securities Act) relating to the offering of              class A common shares of the Company with a nominal value of USD 0.01 per share (the Shares).

We have been instructed to deliver this opinion (the Opinion) to the Addressee pursuant to the Registration Statement in respect of the matters referred to in Section 4 (Opinions) below.

We have taken instructions from the Company. The delivery of this Opinion to any other person to whom a copy of this Opinion may be communicated does not evidence the existence of any such advisory duty on our behalf to such person.

2.	Scope of Inquiry

We have examined a copy of the following documents:

•

a copy of the articles of association of the Company, as enacted and restated in the notarial deed dated              2024 drawn up by Maître Danielle KOLBACH notary residing in Junglinster, Grand Duchy of Luxembourg (the Articles);

•	a copy of an excerpt pertaining to the Company delivered by the RCS, dated 2024 (the Excerpt); and

•

a negative certificate (certificat négatif) issued by the RCS in respect of Company dated              2024 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the RCS of any court order regarding, amongst others, a (i) bankruptcy adjudication against Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Negative Certificate and together with the Articles and the Excerpt, the Documents).

3.	Assumptions

For the purpose of this Opinion, we have assumed the following:

1.	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

2.	the information contained in the Excerpt and in the Negative Certificate is true and accurate at the date of this Opinion except in relation of the Excerpt for the composition of the share capital;

3.

that the issuance of the Shares will be made out of the authorized share capital pursuant to resolutions to be taken by the board of directors of the Company on or about the date of issuance of the shares (the Share Capital Increase) conditional to the Shares being fully paid-up;

4.	that the Share Capital Increase will be recorded within one month in a notarial deed of acknowledgement acknowledging the Share Capital Increase;

5.	that the corporate records (including the shareholder’s register of the Company) will have been duly updated in order to reflect the Share Capital Increase; and

6.	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete.

4	Opinions

Based upon, and subject to, the assumptions under Section 3 (Assumptions) and pursuant to and in accordance with Luxembourg law, we are of the opinion that:

4.1	Corporate existence

The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg for an unlimited duration.

4.2	Shares

The Shares, if and when issued and paid for in accordance with the Articles and Luxembourg law, will be validly issued, fully paid as to their nominal value and non-assessable (as this term is defined under New York law).

5	Qualifications

The opinions expressed above are subject to the following qualifications:

5.1

Corporate documents may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing and publication obligations pursuant to the Luxembourg Companies Law or other Luxembourg laws applicable to commercial companies generally.

5.2

We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, any companies within the Company’s consolidation perimeter and the Shares.

6	Miscellaneous

6.1

This Opinion is as of this date and is given on the basis of the laws of Luxembourg in effect and as published, construed and applied by the Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application after such date. We express no opinion, nor do we imply any opinion, as to any laws other than the laws of Luxembourg.

6.2	This Opinion is strictly limited to the matters expressly stated in section 4 (Opinions) of this Opinion. No other opinion is, or may be, implied or inferred therefrom.

6.3

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Stibbe Avocats

By:
Claire-Marie Darnand °
Avocat à la Cour
Partner

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